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                                                                     EXHIBIT 4.3

                             STOCK OPTION AGREEMENT

     THIS AGREEMENT, dated as of the 19th day of September, 1997, by and between AFP IMAGING CORPORATION, a New York corporation with offices at 250 Clearbrook Road, Elmsford, New York 10533 (the "Company") and Robert L. Rosen, with a business office at 825 Third Avenue, New York, New York 10022 (the "Optionee").

                                  WITNESSETH:

     WHEREAS, the Optionee has this date entered into a Consulting Agreement with the Company ("Consulting Agreement") pursuant to which upon the termination of Optionee's services as a director of the Company, Optionee will provide advisory services for the Company for a one (1) year term (the "Term"); and

     WHEREAS, as partial consideration for the services to be performed by the Optionee under the Consulting Agreement, the Company has agreed to grant Optionee an option to purchase 150,000 common shares of the Company at a per share exercise price equal to the average of the closing prices of the Company's common shares during each of the ten trading days ending on October 12, 1997 and each of the ten trading days commencing on the first trading day after October 12, 1997 (whether or not the Term has then commenced).

     NOW, THEREFORE, in consideration of the Optionee entering into the Consulting Agreement, and for other good and valuable consideration, the Company hereby grants to the Optionee an option to purchase Common Shares, $.01 par value per share ("Common Shares"), of the Company on the following terms and conditions:

     1. Option.

     The Company hereby grants to the Optionee non qualified stock options to purchase, until 5:00 p.m. New York City time, on October 12, 2001 (the "Termination Date"), up to an aggregate of One Hundred Fifty Thousand (150,000) fully paid and non-assessable Common Shares (the "Shares").

     2. Purchase Price.

     The purchase price per Share shall be the average of the closing price of the Common Shares during each of the ten trading days ending on October 12, 1997 and each of the ten trading days commencing on the first trading day after October 12, 1997 (the "Exercise Price"). The Company shall pay all original issue or transfer taxes on the exercise of the options and all other fees and expenses necessarily incurred by the Company in connection therewith.

     3. Exercise of Option.

     (a) The Optionee shall notify the Company by registered or certified mail, return receipt requested, addressed to its principal office as to the number of Shares which Optionee desires to purchase under the options herein granted, which notice shall be accompanied by payment (by cash or certified check) of the option price therefor as specified in Paragraph 2 above. As soon as practicable thereafter, the Company shall cause to be delivered to the Optionee certificates issued in the Optionee's name evidencing the Shares purchased by the Optionee.

     (b) The option granted hereunder may be exercised by the Optionee at any time on the first day of the Term and continuing through the Ternnination Date.

     4. Divisibility and Non-Assignability of the Option.

     (a) The Optionee may exercise the option herein granted from time to time subject to the provisions above with respect to any whole number of Shares included therein, but in no event may an option be

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exercised as to less than one hundred (100) Shares at any one time, or the remaining Shares covered by the option if less than one hundred (100).

     (b) The Optionee may not give, grant, sell, exchange, transfer legal title, pledge, assign or otherwise encumber or dispose of the options herein granted or any interest therein prior to commencing services under the Consulting Agreement.

     5. Stock as Investment.

     (a) By accepting this option, the Optionee agrees for himself, his heirs and legatees that any and all shares of Common Shares purchased hereunder shall be acquired for investment purposes only and not for sale or distribution, and upon the issuance of any or all of the Shares issuable under the option granted hereunder, the Optionee, or his heirs or legatees receiving such shares, shall deliver to the Company a representation in writing, that such shares are being acquired in good faith for investment purposes only and not for sale or distribution. Company may place a "stop transfer" order with respect to such shares with its transfer agent and place an appropriate restrictive legend on the stock certificate(s) evidencing such shares.

     (b) Unless a registration statement is filed with the Securities and Exchange Commission covering the shares issuable upon the exercise of the Option, such shares will be restricted securities. Sales of such restricted securities may be made only in compliance with an available exemption from such registration. The Company undertakes to use its best efforts to file by October 31, 1997, but in any event will file by December 31, 1997, a Form S-8 Registration Statement under which, among other things, this option and the Common Shares underlying such option shall be registered. The Company shall bear the cost of such filing.

     6. Restriction on Issuance of Shares.

     The Company shall not be required to issue or deliver any certificate for Shares purchased upon the exercise of any option granted hereunder unless (a) the issuance of such shares has been registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or counsel to the Company shall have given an opinion that such registration is not required; (b) approval, to the extent required, shall have been obtained from any state regulatory body having jurisdiction thereof; and (c) permission for the listing of such shares, if required, shall have been given by any national securities exchange on which the Common Shares of the Company are at the time of issuance listed.

     7. Withholding.

     Optionee agrees to cooperate with the Company to take all steps necessary or appropriate for any required withholding of taxes by the Company under law or regulation in connection therewith.

     8. Recapitalization.

     In the event of changes in the outstanding Common Shares by reason of stock dividends, stock splits, recapitalizations, or reorganizations, the number and class of Shares as to which the option may be exercised shall be correspondingly increased to reflect an increase in the outstanding Common Shares or decreased to reflect a decrease in the outstanding Common Shares, and the exercise price shall be inversely adjusted by the Company so that the aggregate option price for all shares covered after the change in outstanding Common Shares shall be the same as the aggregate Exercise Price for the Common Shares remaining subject to such option immediately prior to the change in the outstanding shares of Common Shares. No adjustment shall be made with respect to stock dividends or splits which do not exceed 2% in any fiscal year, cash dividends or the issuance to shareholders of the Company of rights to subscribe for additional Common Shares or other securities, or rights of preferred stockholders to receive shares of Common Shares in lieu of cash dividends. Neither the issuance of convertible securities, other than as a dividend, nor the conversion or exercise of any security which may be outstanding from time to time shall be characterized as a recapitalization or a reorganization.

     Any adjustment in the number of shares shall apply proportionately to only the unexercised portion of the option granted hereunder. If fractions of a share would result from any such adjustment, the adjustment shall be revised to the next higher whole number of shares so long as such increase does not result in the holder of the option

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being deemed to own more than 5% of the total combined voting power or value of all classes of stock of the Company or its subsidiaries.

     9. Effect of Mergers, Consolidations or Sales of Assets.

     Anything contained herein to the contrary notwithstanding, a consolidation or merger of the Company with or into another company after the commencement of the Term, where the Company is not the survivor or not a wholly owned subsidiary of either, or the conveyance of all or substantially all of the assets of the Company to another company, shall cause the unexercised options to terminate automatically, unless otherwise provided by the Company's Board of Directors.

     If any unexercised option is not terminated pursuant to the preceding paragraph, an Option granted under the Plan, may, at the discretion of the Board of Directors of the Company and said other corporation, be exchanged for options to purchase shares of capital stock of another corporation which the Company, and/or a subsidiary thereof is merged into, consolidated with, or all or a substantial portion of the property or stock of which is acquired by said other corporation or separated or reorganized into. The terms, provisions and benefits to the optionee of such substitute option(s) shall in all respects be identical to the terms, provisions and benefits of optionee under his Option(s) prior to said substitution.

     10. Binding Effect.

     Except as herein otherwise expressly provided, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors, legal representatives and assigns.

     11. No Rights in Option Stock.

     Optionee shall have no rights as a shareholder in respect of Common Shares as to which the option granted hereunder shall not have been exercised and payment made as herein provided.

     12. Miscellaneous.

     This Agreement shall be construed under the laws of the State of New York, without application to the principles of conflicts of law. Headings have been included herein for convenience of reference only, and shall not be deemed a part of this Agreement. References in this Agreement to the pronouns "him," "he" and "his" are not intended to convey the masculine gender alone and are employed in a generic sense and apply equally to the feminine gender or to an entity.

     1N WITNESS WHEREOF, the panics have executed this Agreement as of the day and year first above written.

          AFP IMAGING CORPORATION

          By:
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          ACCEPTED AND AGREED TO:


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